EXHIBIT 99.1
News

Georgia-Pacific Corporation 133 Peachtree Street, N.E. Atlanta, Georgia 30303

Release No. C-1822 Contacts: Media - Greg Guest (404) 652-4739 Robin Keegan (404) 652-4713 Investors - Rich Good (404) 652-4720 Richard Perkins (404) 652-4721

Date: July 17, 2003

GEORGIA-PACIFIC REPORTS SECOND QUARTER 2003 RESULTS

          ATLANTA -- Georgia-Pacific Corp. (NYSE: GP) today reported second quarter 2003 net income of $62 million (25 cents diluted earnings per share) compared with a net loss of $83 million (36 cents diluted loss per share) in the second quarter of 2002. Last year's second quarter included a $235 million pretax loss ($187 million after-tax loss, or 81 cents diluted loss per share) for the impairment of assets in its former Unisource paper distribution business, severance and business separation costs.

          Georgia-Pacific's net sales during the second quarter 2003 were $5 billion compared with $6.2 billion in the second quarter 2002, which included $1.4 billion from the Unisource paper distribution business, 60 percent of which was divested in the fourth quarter 2002. Georgia-Pacific accounts for its 40 percent investment in Unisource using the equity method.

The company reduced its debt by nearly $500 million during the second quarter 2003 to $11.4 billion at the quarter's end.

          For the first six months of 2003, income before accounting change was $6 million (2 cents diluted earnings per share), compared with a loss before accounting change of $22 million (10 cents diluted loss per share) for the same period a year ago. Net sales for the first six months of 2003 were $9.6 billion compared with $12 billion in 2002, which included $2.8 billion from the Unisource business.

          In the first quarter of 2003, Georgia-Pacific adopted Statement of Financial Accounting Standards No. 143, "Accounting for Asset Retirement Obligations," resulting in an after-tax cumulative benefit of $28 million (12 cents diluted earnings per share) for the first six months of 2003. Effective in the first quarter of 2002, Georgia-Pacific adopted Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets," and recorded an after-tax cumulative effect charge of $545 million ($2.37 diluted loss per share) for the first six months of 2002.

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          The company's North America consumer products segment recorded a second quarter 2003 operating profit of $147 million, which included $11 million in severance and business exit costs related to the closure of a tissue machine and converting equipment at the company's Old Town, Maine, facility versus $241 million in 2002, which included $9 million mainly in severance and business exit costs. The North America consumer products segment includes the retail and away-from-home tissue businesses as well as the Dixie disposable tableware business in North America.

Georgia-Pacific's international consumer products segment recorded a second quarter 2003 operating profit of $39 million compared with $37 million during the same quarter a year ago.

          The company's packaging segment recorded an operating profit of $100 million, including an $18 million gain on the sale of certain packaging assets during the second quarter of 2003. This compares with an operating profit of $94 million in the second quarter 2002.

          The bleached pulp and paper segment, which is comprised of the company's pulp, bleached board and communication papers businesses as well as its minority ownership in Unisource, recorded an operating profit of $13 million that included a $5 million loss from Unisource. This segment recorded $5 million in operating profit for the second quarter 2002.

          Georgia-Pacific's building products manufacturing segment, which includes the company's structural panels, gypsum, lumber, industrial wood products and chemical manufacturing businesses, recorded second quarter 2003 operating profit of $39 million versus $76 million for the second quarter 2002.

The company's building products distribution segment reported an operating profit of $21 million in second quarter 2003 compared with operating profit of $16 million in the same quarter a year ago.

          "The fundamentals in almost all of our businesses were weaker than a year ago, impacting performance in every segment," said A.D. "Pete" Correll, Georgia-Pacific chairman and chief executive officer. "In addition, typical seasonal improvements in building products demand were much slower developing than originally anticipated and did not begin having an effect until late in the quarter."

          "A strongly competitive environment persists in our North America consumer products business and higher waste paper, energy and fiber costs continued to impact results. Overall, tissue prices fell about 3 percent and shipments remained flat versus a year ago. Our Dixie business showed seasonal improvement from the first quarter, and prices and shipments remained flat when compared with the same quarter last year.

          "Our international consumer products segment faced the same trends with higher costs and lower prices in its local currencies. However, shipments were up about 3 percent and the segment results benefited from a weakened U.S. dollar.

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          "In the packaging business, average prices for corrugated packaging were flat but shipments fell about 2 percent from the same quarter a year earlier. Year-to-date, our packaging shipments were up 1.6 percent, while the industry was down 1 percent.

          "In the bleached pulp and paper segment, average paper prices were flat and shipments were down about 4 percent from the same quarter last year. The segment benefited from improved pulp prices. However, with the industry's growing inventories and reduced demand from Asia, pulp prices are trending downward.

          "In the building products manufacturing segment, the structural panels business led the way as oriented strand board prices increased significantly from a year ago and plywood prices also strengthened each of the last six weeks of the quarter. In addition, we have launched a national marketing campaign aimed at builders and dealers to reposition plywood as superior to competing panel products.

"Our building products distribution segment improved from a year ago due to inventory reductions and improvements in structural panels prices," Correll said.

          "As we noted in the first quarter of this year, we are emphasizing cost control across our company and are slightly ahead of plan with our previously announced overhead reduction goals. "We also have established additional cost reduction goals for 2004 such as a substantial reduction in our information technology budget. In addition, other groups are taking every measure possible to reduce costs.

          "This quarter we successfully executed a $500 million senior notes offering and used the proceeds to pay down our revolving credit facility. This financing significantly reduced our reliance on bank financing, and moved maturities into years in which we currently have low maturities.

          "Our asbestos liabilities and defense costs through the second quarter remained in line with our projections for the first six months of this year. As expected, the number of new claims filed against us in the first half of 2003 was higher than projected due to the large number of claims in Mississippi filed by plaintiffs' lawyers seeking to ensure their claims would be governed by law in effect prior to passage of tort reform in that state effective at the end of last year. However, resolution of these cases is not expected to materially affect settlement costs this year or in future years. There were no developments in the second quarter that altered our view of our current and projected asbestos liabilities. We are actively supporting the enactment of national legislation that would provide fair compensation to everyone affected by asbestos while eliminating excessive legal costs and providing certainty about this issue to investors and employees.

          "Looking ahead, we expect to see continuing improvement in several of our businesses, including the North America consumer products and building products segments. Dynamics for a broader economic recovery seem to be emerging, but the timing still remains unclear. We are focusing on managing our operations within our run-to-demand strategy and wringing out additional costs to maximize our results," Correll concluded.

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          Headquartered at Atlanta, Georgia-Pacific is one of the world's leading manufacturers of tissue, packaging, paper, building products, pulp and related chemicals. With 2002 annual sales of more than $23 billion, the company employs approximately 61,000 people at 400 locations in North America and Europe. Its familiar consumer tissue brands include Quilted Northern®, Angel Soft®, Brawny®, Sparkle®, Soft 'n Gentle®, Mardi Gras®, So-Dri®, Green Forest® and Vanity Fair®, as well as the Dixie® brand of disposable cups, plates and cutlery. Georgia-Pacific's building products distribution segment has long been among the nation's leading wholesale suppliers of building products to lumber and building materials dealers and large do-it-yourself warehouse retailers. For more information, visit www.gp.com.

             Certain statements contained in this release, including statements regarding the company's expected business outlook, anticipated levels of demand and pricing, and future economic conditions are forward-looking statements (as such term is defined under the federal securities laws), are based on current expectations, and are subject to risks and uncertainties. Actual results could differ materially as a result of factors including, but not limited to, the effect of general economic conditions on the demand for consumer products, building products, and pulp and paper, the corresponding level of demand for and cost of wood fiber, the effect of changes in the productive capacity of manufacturers of competitive products, unanticipated expenditures with respect to environmental, safety and health laws, the current military action in Iraq and the continuing war on terrorism, as well as actions taken or to be taken by the United States or other governments as a result of further acts or threats of terrorism and other factors listed in Georgia-Pacific Corporation's Securities and Exchange Commission filings, including its report on Form 10-Q for the fiscal quarter ended March 29, 2003.

             The accuracy of statements relating to the company's future asbestos liabilities and defense costs is also subject to a number of risks, uncertainties and assumptions, including the rate at which new asbestos claims will be filed, the cost of defending and resolving each such claim, the occurrence of various types of diseases among the general population, the continued solvency of insurance companies which wrote product liability policies for Georgia-Pacific, the applicability to Georgia-Pacific of court decisions involving other companies which establish precedents for the allocation and payment of insurance coverages, and other factors.

A tabulation of results for Georgia-Pacific Corp. follows:

GEORGIA-PACIFIC CORPORATION Operating Highlights (In millions, except per share amounts) (Unaudited)

	Second Quarter

	2003	2002

NET SALES
North America consumer products	$ 1,374	$ 1,411
International consumer products	497	410
Packaging	700	711
Bleached pulp and paper	615	620
Paper distribution	--	1,386
Building products manufacturing	1,436	1,387
Building products distribution	1,041	1,017
Other[1]	(615)	(720)

Total net sales	$ 5,048	$ 6,222

OPERATING PROFIT (LOSS)
North America consumer products	$ 147	$ 241
International consumer products	39	37
Packaging	100	94
Bleached pulp and paper	13	5
Paper distribution	--	(211)
Building products manufacturing	39	76
Building products distribution	21	16
Other	(63)	(109)

Total operating income	296	149
Interest expense	(206)	(221)

Income (loss) before income taxes	90	(72)
Provision for income taxes	(28)	(11)

Net income (loss)	$ 62	$ (83)

Basic and diluted per share:
Net income (loss)	$ 0.25	$ (0.36)

Average number of shares outstanding:
Basic	250.1	230.0
Diluted	250.3	230.0

1Primarily intersegment sales elimination.

GEORGIA-PACIFIC CORPORATION Operating Highlights (In millions, except per share amounts) (Unaudited)

	First Six Months

	2003	2002

NET SALES
North America consumer products	$ 2,662	$ 2,733
International consumer products	970	807
Packaging	1,389	1,366
Bleached pulp and paper	1,200	1,225
Paper distribution	--	2,772
Building products manufacturing	2,651	2,619
Building products distribution	1,927	1,919
Other[1]	(1,184)	(1,423)

Total net sales	$ 9,615	$ 12,018

OPERATING PROFIT (LOSS)
North America consumer products	$ 270	$ 456
International consumer products	82	82
Packaging	159	180
Bleached pulp and paper	(39)	10
Paper distribution	--	(213)
Building products manufacturing	22	120
Building products distribution	24	39
Other	(128)	(201)

Total operating income	390	473
Interest expense	(413)	(454)

(Loss) income before income taxes and accounting change	(23)	19
Benefit (provision) for income taxes	29	(41)

Income (loss) before accounting change	6	(22)
Cumulative effect of accounting change, net of taxes	28	(545)

Net income (loss)	$ 34	$ (567)

Basic and diluted per share:
Income (loss) before accounting change	$ 0.02	$ (0.10)
Cumulative effect of accounting change, net of taxes	0.12	(2.37)

Net income (loss)	$ 0.14	$ (2.47)

Average number of shares outstanding:
Basic	250.1	229.9
Diluted	250.2	229.9

1Primarily intersegment sales elimination.

GEORGIA-PACIFIC CORPORATION Reconciliation of Earnings Before Unusual Items and Accounting Changes (In millions) (unaudited)

	Second Quarter 2003			Second Quarter 2002

	Income (loss) before income taxes	Net income (loss)	Diluted earnings (loss) per share	Income (loss) before income taxes	Net income (loss)	Diluted earnings (loss) per share

Income (loss) as reported (GAAP earnings)	$ 90	$ 62	$ 0.25	$ (72)	$ (83)	$ (0.36)

Unusual items including severance and business separation costs	--	--	--	27	17	0.07

Impairment of Unisource goodwill and long-lived assets	--	--	--	208	170	0.74

Income (loss) before unusual items	$ 90	$ 62	$ 0.25	$ 163	$ 104	$ 0.45

GEORGIA-PACIFIC CORPORATION Reconciliation of Earnings Before Unusual Items and Goodwill Amortization (In millions, except per share amounts) (unaudited)

	First Six Months 2003			First Six Months 2002

	(Loss) income before income taxes and accounting change	Net income (loss)	Diluted (loss) earnings per share	(Loss) income before income taxes and accounting change	Net (loss) income	Diluted (loss) earnings per share

Income (loss) as reported (GAAP earnings)	$ (23)	$ 34	$ 0.14	$ 19	$ (567)	$ (2.47)

Impairment of Old Town, Maine tissue and pulp assets and related severance and business exit costs	74	47	0.19	--	--	--

Adoption of SFAS No. 143	--	(28)	(0.12)	--	--	--

Fire at Crossett, Arkansas tissue mill	--	--	--	14	9	0.04

Unusual items including severance and business separation costs	--	--	--	27	17	0.08

Impairment of Unisource goodwill and long-lived assets	--	--	--	208	170	0.74

Adoption of SFAS No. 142	--	--	--	--	545	2.37

(Loss) income before unusual items and accounting changes	$ 51	$ 53	$ 0.21	$ 268	$ 174	$ 0.76

Notes to Operating Highlights

1.

On April 4, 2003, Georgia-Pacific announced the closure of tissue manufacturing and converting operations at its Old Town, Maine, mill. In connection with this closure, the company determined that the value of related tissue assets and certain pulp assets at this location was impaired. Accordingly, in the first quarter of 2003, the company recorded a pretax impairment charge to earnings in the North America consumer products segment and bleached pulp and paper segment of $25 million and $49 million, respectively. In the second quarter of 2003, the company recorded a pretax charge of $11 million for related severance and business exit costs.

2.	During the second quarter of 2003, Georgia-Pacific sold certain packaging assets and recorded a pretax gain of $18 million in the packaging segment.

3.

On Dec. 29, 2002, Georgia-Pacific adopted Statement of Financial Accounting Standards ("SFAS") No. 143, "Accounting for Asset Retirement Obligations" ("SFAS No. 143"). SFAS No. 143 requires that entities record the fair value of an asset retirement obligation in the period in which it was incurred. The cumulative effect of adopting SFAS No. 143 was an after tax credit of $28 million effective at the beginning of 2003.

4.	In Feb. 2002, Georgia-Pacific recorded a pretax loss of approximately $14 million in the North America consumer products segment attributable to a fire at the Crossett, Ark., paper mill.

5.

Effective in the first quarter of 2002, Georgia-Pacific adopted SFAS No. 142, "Goodwill and Other Intangible Assets" (SFAS No. 142). In accordance with the transition provisions of SFAS No. 142, the company completed its initial assessment of the fair value of the net assets underlying all acquisition-related goodwill during the second quarter of 2002. The cumulative effect of the adoption of this principle was an after-tax charge to earnings of $545 million effective at the beginning of 2002. The $545 million goodwill impairment related only to its paper distribution segment.

In the second quarter of 2002, the company determined that Unisource was further impaired and recorded an after-tax charge of $170 million which is comprised of an additional goodwill impairment charge of $106 million and a pretax long-lived asset impairment charge of $102 million ($64 million after-tax) in its paper distribution segment.

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